Finisar	Exhibit 99.1
Contact:
Steve Workman
VP Finance, Chief Financial Officer
408-548-1000
Ed Lamb
Investor Relations
408-542-5050
investor.relations@Finisar.com
Finisar Earns Digital Diagnostics Patent
Files Infringement Suit Against Agilent
SUNNYVALE, Calif.—(Market Wire) — September 7, 2005—Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, announced today that it has been awarded U.S. Patent No. 6,941,077 by the U.S. Patent and Trademark Office regarding its digital diagnostics technology and that it has filed a patent infringement lawsuit against Agilent Technologies, Inc. (NYSE: A) in the U.S. District Court for the District of Delaware.
The ‘077 patent protects an invention covering circuitry and methods for monitoring optoelectronic devices, such as optical transceivers. The ‘077 patent is just one of a family of at least five “digital diagnostics” patents that Finisar expects the U.S. Patent Office to issue in the coming months. Finisar’s total patent portfolio includes 393 issued U.S. patents and 359 issued foreign patents. In addition, there are 792 pending U.S. patent applications and 394 pending foreign patent applications. Several companies are currently benefiting from Finisar’s leading edge technology developments by participating in Finisar’s licensing program.
Digital diagnostics technology allows real-time monitoring of transceiver operating conditions and helps to locate faults in fiber optic systems, simplifying maintenance and enhancing reliability. Other aspects of this technology allow advanced transceiver control which improves performance and safety. Many features of Finisar’s digital diagnostics technology have been incorporated into widely used industry specifications, such as the SFF-8472, XFP and DWDM-SFP optical transceiver standards, demonstrating the industry’s recognition of the value of Finisar’s innovation.
The lawsuit also alleges infringement of Finisar’s U.S. Patent No. 5,019,769. The ‘769 patent, granted by the US Patent Office in 1991, covers a semiconductor laser diode controller and laser diode biasing control method.
The lawsuit alleges that Agilent refused repeated offers by Finisar to license its digital diagnostics technology. Finisar is seeking a substantial award of damages for lost profits on sales of at least $1.1 billion, a trebling of those damages for willful patent infringement, and injunctive relief to prevent further manufacture, marketing and sale of Agilent transceiver products which incorporate Finisar technology.
“Finisar scientists invented digital diagnostics technology to solve the reliability concerns of the storage industry. Since then, the technology has become standard in the datacom and telecom fields as well. It is an extremely valuable asset of our Company that we have actively sought to license to industry players. Agilent has ignored our requests to engage in a meaningful dialogue. We are determined to protect our investment,” said Jerry Rawls, Finisar’s President and CEO.
Companies interested in licensing Finisar’s digital diagnostic technology can contact Gary S. Williams at the law firm Morgan, Lewis & Bockius LLP for more information. (Contact Address: 2 Palo Alto Square, Suite 700, 3000 El Camino Real, Palo Alto, CA 94306 Telephone: (650) 843-7501; Efax: (650) 843-4001; Email: gwilliams@morganlewis.com).
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995
Certain statements contained in this press release may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These uncertainties include risks associated with the outcome of the litigation proceeding described in this press release. Other risks relating to Finisar’s business are set forth in Finisar’s Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs) Fibre Channel, IP, SAS, SATA and SONET/SDH-based protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.Finisar.com.